Exhibit 8.1

401 9th Street, NW

Washington, D.C. 20004-2128

+1.202.508.8000

February 12, 2020

American National Insurance Company

One Moody Plaza

Galveston, Texas 77550

Re: Registration Statement on Form S-4

Ladies and Gentleman:

We have acted as special counsel to American National Insurance Company (the “Company”), a Texas insurance company, in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 11, 2020, by and among the Company, American National Group, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldingCo”), and AN MergerCo, Inc., a Texas corporation and a direct wholly owned subsidiary of HoldingCo (“MergerCo”), in which MergerCo will merge with and into the Company with the Company surviving as a wholly owned subsidiary of HoldingCo (the “Reorganization”).

In rendering our opinion, we have examined, (i) the Registration Statement on Form S-4 of HoldingCo (including the proxy statement/prospectus forming a part thereof, as amended or supplemented through the date hereof, the “Registration Statement”), (ii) the Merger Agreement, (iii) the statements, representations and undertakings made by the Company, HoldingCo and MergerCo in an officer’s certificate, dated the date hereof, delivered to us for purposes of this opinion (the “Tax Certificate”), and (iv) such other documents and records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your permission, that (i) the Reorganization will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provisions thereof), (ii) the statements concerning the Reorganization set forth in the Merger Agreement and the Registration Statement are, and will remain, true, correct and complete at all times up to and including the effective time of the Reorganization, (iii) the statements and representations made by the Company, HoldingCo and MergerCo in the Tax Certificate are, and will remain, true, correct and complete at all times up to and including the effective time of the Reorganization, and the undertakings set forth in the Tax Certificate will be complied with, and (iv) any statements or representations made in the Tax Certificate or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant, all as of the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). Any change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Further, opinions of counsel are not binding on the IRS or courts and thus there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the exceptions, limitations and qualifications described herein, it is our opinion that the Reorganization should constitute a “reorganization” within the meaning of section 368(a) of the Code and/or an exchange described in section 351(a) of the Code.

We render no opinion except as expressly set forth above. This opinion has been prepared for the Company solely in connection with the filing of the Registration Statement and may not be relied upon by any other person without our prior written consent.

This opinion is being delivered prior to the consummation of the Reorganization and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, undertaking, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shearman & Sterling LLP